STATE OF SOUTH CAROLINA	)	COMMERCIAL LEASE
	)	(BUILD-TO-SUIT)
COUNTY OF GREENVILLE	)

THIS LEASE (the "Lease") is made and entered into as of the 2nd day of May, 2007, by and between THE PALMETTO BANK ("Tenant") and CHARLES E. HOWARD AND DORIS H. HOWARD, or their designee ("Landlord").

RECITALS:

            WHEREAS, Tenant presently leases 306 East North Street, Greenville, South Carolina (the "Original Premises"), from Landlord pursuant to the terms and conditions of a Lease dated May 1984, as amended; and,

            WHEREAS, Tenant presently owns parcels of land and improvements thereon adjacent to the Original Premises located at 308 East North Street, Greenville, South Carolina, and 105 North Church Street, Greenville, South Carolina (the "Tenant Property"); and,

            WHEREAS, Tenant and Landlord have agreed to enter into this Lease whereby Landlord will construct the Improvements (as hereinafter defined) and complete Site Work (as hereinafter defined), Tenant will convey the Tenant's Property to Landlord for a purchase price of One Million Six Hundred Fifty-One Thousand and One Hundred Seventy-Four and 00/100 Dollars ($1,651,174.00), Landlord will combine the Original Premises and the Tenant Property (the "Premises" as more particularly described hereinafter), and lease the Premises to Tenant under the terms and conditions as hereinafter set forth;

            NOW, THEREFORE, in consideration of their mutual covenants and other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon the following terms, covenants, conditions and stipulations:

1.         THE PREMISES.  Landlord leases to Tenant and Tenant leases from Landlord that certain real property owned or to be acquired by Landlord hereunder, containing approximately 1.508 acres, more or less, located at the intersection of East North Street and North Church Street as more particularly described on Exhibit "A" attached hereto and incorporated herein, including the Improvements (hereinafter defined) to be constructed thereon by Landlord as provided in this Lease (the "Premises").

2.         CONSTRUCTION OF IMPROVEMENTS.

2.1       The Improvements.  As used in this Lease, the "Improvements" shall mean and refer to an approximately 42,000 square foot building to be constructed by Landlord on the Premises in accordance with the Plans and Specifications identified hereinafter, together with all appurtenant "Site Work" which shall mean, without limitation, demolition of the existing improvements and grading, curbs and gutters, storm water detention system, paved drives, entrance ways, exit ways, delivery and service areas, loading areas, parking areas, sign locations, curbing, walkways, sidewalks and landscaping to be constructed by Landlord on the Premises in accordance with the Plans and Specifications, all of which (when completed) shall enable Tenant to operate a financial institution for savings accounts, loans, checking accounts and other financial services upon the Premises.  The Landlord's budgeted cost of the Improvements and Site Work required under this Lease (including interest on funds advanced during construction) is $10,000,000.00.  If, after Landlord gets final plans and bids for construction of the Improvements and Site Work, the actual costs exceed the budgeted cost of $10,000,000.00, such overages will be determined to be upfitting costs for which the Tenant shall be responsible for paying.

2.2       Plans and Specifications. Landlord, at Landlord's sole cost and expense, shall engage McMillan Smith and Partners to design the Improvements in compliance with all applicable governmental requirements, which design shall be set forth in the Plans and Specifications to be reviewed and approved by Landlord and Tenant. As soon as practicable after execution hereof, Landlord shall prepare or cause to be prepared Plans and Specifications for construction of the Improvements, and shall submit the same to Tenant for approval.  Tenant shall have a period of twenty (20) days within which to either approve such Plans and Specifications or to make comments or changes thereon.  If Tenant does not respond to Landlord's submission of Plans and Specifications within such twenty (20) day period, Tenant shall be deemed to have approved the same.  If Tenant responds by making reasonable comments to the proposed Plans and Specifications, Landlord shall revise the Plans and Specifications in accordance with Tenant's comments and resubmit them to Tenant for approval within fifteen (15) business days from the date of receipt of written comments from Tenant.  Tenant shall then have ten (10) days to approve such revised Plans and Specifications.  If Tenant disapproves the Plans and Specifications and Landlord declines to make changes required by Tenant, Tenant may terminate this Lease as a Permitted Termination by giving written notice to Landlord within five (5) business days after receipt of Landlord's written disapproval of such Plans and Specifications.  If the Lease is terminated as provided hereunder, then Tenant shall promptly reimburse Landlord for the actual costs incurred by Landlord in preparing the Plans and Specifications and the Engineering Plans, Landlord and Tenant shall have no further obligations under the terms of this Lease and Tenant shall continue to lease the Original Premises from Landlord pursuant to the terms and conditions of a Lease dated May 1984, as amended.  Once the Plans and Specifications have been approved, no changes to or alterations of the Plans and Specifications shall be made unless agreed upon by both parties, duly prepared by McMillan Smith and Partners Architects, and executed by both Landlord and Tenant.  Landlord shall not be responsible or liable in any way for any defects in any Plans and Specifications approved by Tenant.

2.3       Engineering Plans.  Landlord, at Landlord's sole cost and expense, shall engage Site Design, Inc. (the "Engineers") for the design of the Site Work in compliance with all applicable governmental requirements, which design shall be set forth in the Engineering Plans to be reviewed and approved by Landlord and Tenant. As soon as practicable after execution hereof, Landlord shall prepare or cause to be prepared Engineering Plans for construction of the Site Work, and shall submit the same to Tenant for approval.  Tenant shall have a period of twenty (20) days within which to either approve such Engineering Plans or to make comments or changes thereon.  If Tenant does not respond to Landlord's submission of Engineering Plans within such twenty (20) day period, Tenant shall be deemed to have approved the same.  If Tenant responds by making reasonable comments to the proposed Engineering Plans, Landlord shall revise the Engineering Plans in accordance with Tenant's comments and resubmit them to Tenant for approval within fifteen (15) business days from the date of receipt of written comments from Tenant.  Tenant shall have ten (10) days to approve such revised Engineering Plans.  If Tenant disapproves the Engineering Plans and Landlord declines to make changes required by Tenant, Tenant may terminate this Lease as a Permitted Termination by giving written notice to Landlord within five (5) business days after receipt of Landlord's written disapproval of such Engineering Plans.  If the Lease is terminated as provided hereunder, then Tenant shall promptly reimburse Landlord for the actual costs incurred by Landlord in preparing the Plans and Specifications and the Engineering Plans, Landlord and Tenant shall have no further obligations under the terms of this Lease and Tenant shall continue to lease the Original Premises from Landlord pursuant to the terms and conditions of a Lease dated May 1984, as amended.  Once the Engineering Plans have been approved, no changes to or alterations of the Engineering Plans shall be made unless agreed upon by both parties, duly prepared by the Engineers, and executed by both Landlord and Tenant and attached as an additional Exhibit to this Lease.  Landlord shall not be responsible or liable in any way for any defects in any Engineering Plans approved by Tenant.

2.4       Construction. Promptly following the approval Plans and Specifications and the Engineering Plans, Landlord will, at its own cost and expense, demolish, remove, and dispose of all existing buildings and structures that may be on the Premises (with the exception of the building and parking facilities located at 105 North Church Street, Greenville, South Carolina, which shall be used by Tenant during construction for the operation of its business pursuant to Section 3.1 hereof), complete the Site Work and install the Improvements as contemplated in this Lease. For purposes hereof, Tenant hereby grants Landlord an easement on over across and under the Tenant Property to complete the Landlord's construction and lease obligations hereunder.  Landlord and Tenant shall cooperate with each other in determining the exact date when Landlord shall commence removal of the buildings and structures on the Premises.  Thereafter, Landlord shall promptly commence and with due diligence proceed to complete the Site Work and construct the Improvements on the Premises at its sole cost and expense (except for the components of the Improvements as are Tenant's responsibility, as identified in Section 2.5 of this Lease), at the locations upon the Premises specified in the Plans and Specifications and the Engineering Plans, in a good and workmanlike manner, in the manner and with the materials and workmanship specified in the Plans and Specifications and the Engineering Plans, and in accordance with all building and grading permits and other governmental approvals and requirements, including without limitation the building, utility lines, drainage facilities, lighting facilities, grading and paving, approaches, entrances, drives, exits, ramps, sidewalks, curbs and gutters, retaining walls, loading areas, delivery and service areas. Landlord shall be responsible, at its sole cost, for obtaining all building, grading and other permits necessary to complete the Site Work and construct the Improvements in accordance with the Plans and Specifications and the Engineering Plans, and for installing, connecting and hooking up telephone, water, sanitary sewer, gas, electric power, and such other utility service to the Improvements in accordance with the Plans and Specifications and the Engineering Plans, in such amounts and capacities as shall be sufficient to support the business activities of Tenant upon the Premises, and for builders' risk and all other insurance coverage required to be maintained until possession of the Premises is turned over to Tenant following completion of construction.  Landlord shall be responsible for making any modifications to the Plans and Specifications or Engineering Plans required by a governmental authority for the issuance of a permit necessary to construct the Improvement.   Such modifications shall be paid for by Landlord, agreed upon by both parties, executed by both Landlord and Tenant and attached to the approved Plans and Specifications or Engineering Plans, as the case may be, as an addendum thereto.  If any permit is not obtained through no fault of Landlord, Landlord may terminate this Lease by giving written notice to Tenant.  If the Lease is terminated as provided hereunder, Landlord and Tenant shall have no further obligations under the terms of this Lease, Tenant shall promptly reimburse Landlord for the actual costs incurred by Landlord in preparing the Plans and Specifications and the Engineering Plans and applying for governmental permits and approvals, Landlord and Tenant shall have no further obligations under the terms of this Lease and Tenant shall continue to lease the Original Premises from Landlord pursuant to the terms and conditions of a Lease dated May 1984, as amended.

2.5       Tenant Construction Responsibilities.  The Tenant's construction responsibilities, as outlined in Section 2.1 shall be performed in accordance with the guidelines outlined in Exhibit "C" attached hereto and incorporated herein by reference.  In addition to the Tenant's construction responsibilities as outlined in Section 2.1, the Tenant will be responsible for all furniture, equipment and signage necessary to operate a financial institution upon the Premises.

2.6       Tenant's Right Of Entry. During the course of construction of the Improvements, Tenant may, at such times as are reasonable and convenient for Landlord, enter upon the Premises at Tenant's own risk and peril for the purpose of inspecting the Landlord's work. Tenant shall not unreasonably interfere with Landlord's construction work and further agrees that Landlord shall have no liability to Tenant for damages to property of Tenant except for damages caused by Landlord's negligence or willful act.  Tenant hereby expressly assumes full responsibility for all damages and injury that may result to any person or entity or to adjoining property by reason of such entry on the Premises and shall indemnify and hold harmless the Landlord against any claim arising therefrom.

2.7       Completion of Construction.  At such time as Landlord shall complete construction of the Improvements and Site Work in accordance with the Plans and Specifications and Engineering Plans, Landlord shall deliver to Tenant (a) a current "as-built" survey of the Premises, (b) Landlord's written Certification that construction of the Improvements and Site Work has been completed in accordance all applicable governmental requirements, accompanied by the certification of McMillan Smith and Partners that such construction has been completed in accordance with the Plans and Specifications, the certification of the Engineers that such construction has been completed in accordance with the Engineering Plans, and (c) satisfactory evidence that the Premises is free of liens or claims of lien arising from the construction of the Improvements by Landlord. Landlord and Tenant shall then conduct a final joint inspection of the Improvements and Site Work and shall agree that construction is complete or agree upon a minor "punchlist" of items with the cost of completion not exceeding Ten Thousand and 00/100 Dollars ($10,000.00) to be completed, which in such case Landlord shall promptly and diligently complete.

Upon completion of construction as outlined above (excluding agreed upon minor punchlist items to be completed by Landlord), Landlord shall be deemed to have assign to Tenant all applicable warranties granted Landlord by Landlord's contractors, subcontractors, suppliers and agents during and after the construction of the Premises; provided, however, if any of such warranties are not assignable and it becomes necessary to enforce such warranties, Landlord covenants that, upon notice from Tenant, it will promptly and fully enforce such warranties on behalf of Tenant and remit any proceeds (net of enforcement costs) to Tenant.

2.7.A. Conveyance of Tenant Property.  Upon completion of the construction as outlined above, Tenant shall promptly convey the Tenant Property to Landlord for the purchase price outlined in the recitals, together with the structures and improvements thereon and all of the appurtenances thereunto belonging, by appropriate General Warranty Deed, free and clear of all monetary liens and encumbrances of Tenant.  All costs, fees and expenses associated with the transfer of the Tenant Property to Landlord shall be paid by the Tenant.  For purposes of complying with the terms of this Lease and until such time as the Tenant Property is conveyed to Landlord as required hereunder, Tenant hereby leases to Landlord and Landlord hereby leases from Tenant the Tenant Property subject to the terms and conditions of this Lease.

2.8       Delivery of Possession.   Landlord shall be deemed to have delivered possession of the Premises to Tenant on the date on which the latest of the following shall have occurred:

A.        Completion of the Improvements in accordance with Section 2.7; and,

B.         Actual possession of the Premises has been delivered to Tenant free of all tenancies or occupancies; and,

C.        Tenant has conveyed the Tenant Property to Landlord in accordance with Section 2.7.A.

3.         TERM OF LEASE.

3.1       Construction Rental.  Tenant presently leases and operates its business on the Original Premises located at 306 East North Street, Greenville, South Carolina, from the Landlord under a Lease dated May 1984, as amended.  During the completion of the Site Work and construction of the Improvements on the Premises, Tenant shall operate its business, at its sole costs and expense, in the building currently located on the Tenant Property at 105 North Church Street.  Notwithstanding the foregoing, during the construction of the Improvements hereunder on the Premises, Tenant will continue to lease the Original Premises from the Landlord in accordance with the terms and conditions of the Lease dated May 1984 and any amendments thereto, and shall continue to pay rental and other charges required thereunder.

3.2       Rent Commencement.  The Rent Commencement Date shall be the earlier of (i) the date of Delivery of Possession of the Improvements in accordance with Section 2.8, or (ii) the date Tenant opens the Premises to the public for business.

3.3       Term.  The term of this Lease shall commence on the Rent Commencement Date and shall extend for a period of fifteen (15) years thereafter, unless earlier terminated as hereinafter provided.

3.4       Extension Options.  Provided that then existing Lease be in full force and effect, and that Tenant not be in default thereunder at the end of the then existing term, Tenant shall have the right and option to extend the term of this Lease for five (5) successive periods of five (5) years each, all upon the same terms and subject to the same conditions of this Lease.  Each extension term hereunder shall be deemed to have automatically been exercised by Tenant hereunder upon the expiration of the then applicable term, unless Tenant provides Landlord with a written notice of termination of the Lease at least ninety (90) days prior to the expiration of the original term or the then current extension term.  If such written notice is timely given by Tenant, the Lease shall terminate upon the expiration of the original term or the then current extension term.  Upon the commencement of each extension term, all provisions of this Lease shall remain in effect, except for extension options already exercised and Base Rent which shall increase as provided in Exhibit "B" attached hereto and incorporated herein by reference.

4.         RENT.

            4.1       Base Rent.  Beginning on the Rent Commencement Date, Tenant agrees to pay to Landlord in equal monthly installments, the annual Base Rent as set forth in the Base Rent schedule attached hereto as Exhibit "B".  Base Rent shall be due and payable each month, in advance, on the first day of each calendar month without demand, setoff, or deduction, except as otherwise set forth herein, to Landlord at the address set forth herein, or as otherwise designated by subsequent written notice.

            4.2       Renewal Term Base Rent.  Beginning on the first day of any extension term, Tenant agrees to pay to Landlord in equal monthly installments, the annual Base Rent for such extension term as set forth in the Base Rent schedule attached hereto as Exhibit "B".  Base Rent shall be due and payable each month, in advance, on the first day of each calendar month without demand, setoff, or deduction, except as otherwise set forth herein, to Landlord at the address set forth herein, or as otherwise designated by subsequent written notice.

            4.3       Late Payment.  Any installment of Base Rent not paid within ten (10) days of the due date shall be subject to a late charge of five percent (5%) per month.  All other payments becoming due Landlord hereunder shall bear interest at the rate of ten (10%) per annum from and after the tenth (10th) calendar day from the date the same shall be due.

            4.4       Pro-Rata Rent.  Any base rent payable for a portion of a month shall be prorated based upon the number of days in the applicable calendar month.

4.5       Net Rent.  All rent and other sums payable hereunder shall be net to Landlord, so that the Lease shall yield to Landlord the rents and other sums specified herein during the term, as extended, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises shall be paid by Tenant.  All rent and other sums which Tenant is required to pay hereunder shall be payable in full when due without right of set-off against any other claim of indebtedness to Landlord. All rent payable to Landlord shall be net of taxes, insurance, repairs, maintenance or other costs or charges attributable to the Premises. Tenant shall promptly pay Landlord for all ad valorem taxes upon the tax parcel of which the Premises forms a part, prior to the date upon which such taxes shall become past due.

5. USE AND MAINTENANCE OF PREMISES.

5.1       Zoning.  Landlord represents and warrants to Tenant that the zoning of the Premises on the execution date of this Lease permits, or will permit, the construction thereon of a financial institution for savings, loans, checking accounts and other financial services upon the Premises, and the use and occupancy of the Premises, upon completion of the Improvements, for the operation of a financial institution for savings, loans, checking accounts and other financial services upon the Premises in accordance with the Plans and Specifications.

5.2       Use.  Tenant shall use, occupy and maintain the Premises for use as a financial institution for savings, loans, checking accounts and other financial services upon the Premises and for no other purposes.  Any other use of the Premises must first be approved in writing by Landlord.   Tenant agrees to open as a financial institution for savings, loans, checking accounts and other financial services upon the Premises and to continuously operate such business for the original term of this Lease. Notwithstanding the foregoing, with prior written notice to Landlord in each case, Tenant may cease operations in the Premises in connection with the Permitted Cessations.  APermitted Cessations shall mean (i) the active, diligent, continuous and good faith repair and maintenance of the Improvements and Premises, (ii) the taking of inventory, (iii) the active, diligent, continuous and good faith repair or maintenance of the Improvements and Premises following an event of casualty or eminent domain, or (iv) the active, diligent, continuous and good faith remodeling of the Improvements and Premises for a period not to exceed ninety (90) days.

5.3       Illegal.  Tenant shall not use or permit the use of the Improvements and/or the Premises for any disorderly, unlawful or illegal purpose.

5.4       Maintenance. Tenant shall keep and maintain the Premises and the interior and exterior of the Improvements in good order, condition and repair.  Tenant shall, at Tenant's sole costs and expense, (i) operate the Premises and the Improvements in an efficient manner, (ii) repair, replace, and maintain the Premises and the interior and exterior of the Improvements in a manner consistent with the upkeep and operation of a first class retail business, and (iii) perform routine maintenance of the Premises and the Improvements, including, but not limited to the repair, replacement and maintenance of the exterior of the Improvements, the roof, the foundation, and the structural components of the Improvements and the utility systems lying inside of the Premises and the Improvements; and (iv) maintain the Premises and the Improvements in compliance with all governmental laws, ordinances or regulations.  Tenant shall store all trash and garbage within the Premises in a trash dumpster or similar container and Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant's expense. It is expressly understood that Landlord shall not be required to make any repairs to the Premises and the interior or exterior of the Improvements thereon during the Term, as extended.

5.5       Requirements of Public Authorities.  Tenant shall at all times comply with and shall maintain the Premises and the Improvements so as to comply with all present and future laws, ordinances, and regulations of all applicable governmental bodies having jurisdiction over the Premises or Tenant, and with all licenses and permits pertaining to the Premises. Tenant agrees to give Landlord written notice of any violation or alleged violation by Tenant of the provisions of this section and to provide Landlord with access to all documentation pertinent to such violation.

5.6       Landlord's Right Inspect.  Landlord may at its own expense, and upon reasonable notice to Tenant to enter upon the Premises to inspect the Premises and the Improvements to determine compliance with the terms of the Lease, provided that such audit or inspection does not unreasonably interfere with Tenant's continuing operations.

5.7       Improvements and Alterations. Alterations to the Premises or the Improvements require the prior written approval of Landlord which can be withheld in Landlord's sole discretion.  Tenant shall provide Landlord with Tenant's proposed Alteration Plans.  Alteration Plans shall consist of plans illustrating elevations, materials, colors and dimensions, and the layout of the alterations on the Premises and in relation to other adjoining property.  If Landlord disapproves any aspect of Tenant's proposed Alteration Plans, such disapproval and the reasons for disapproval, including a statement of changes Landlord requires in order to grant approval, shall be delivered to Tenant within twenty (20) business days after receipt by Landlord or within ten (10) business days after receipt of any resubmittals .  If Landlord fails to approve or disapprove Tenant's Alteration Plans within twenty (20) business days after receipt or ten (10) business days after receipt of any resubmittals, Landlord shall be deemed to have approved Tenant's Alteration Plans as submitted. All construction work in connection with the Alteration Plans done by Tenant upon the Premises or within the Improvements shall be performed in a good workmanlike manner, lien-free and in compliance with all governmental requirements, and in such manner as to cause a minimum of interference with other construction in progress on adjoining property.

5.8       Trade Fixtures and Equipment.  Tenant shall have the right, at its sole cost and expense, to place or install in or upon the Premises and/or the Improvements such trade fixtures and equipment as it shall deem desirable for the conduct of its business.  All such trade fixtures and equipment shall remain the property of Tenant.  Prior to termination or expiration of this Lease, Tenant shall remove all trade fixtures and equipment from the Premises and/or the Improvements. Tenant shall, and it covenants and agrees to, make all repairs, at Tenant's sole cost and expense, to the Premises and Improvements required because of such removal and to restore the Premises and the Improvements to good order, repair and condition all within thirty (30) days after the expiration or termination of this Lease.

5.9       Signs. So long as the premises is used for the operation of a financial institution for savings, loans, checking accounts and other financial services, Tenant may install and maintain on the Premises such identification, advertising and directional signs and media as Tenant determines with the maximum size and height permitted pursuant to the appropriate governmental requirements.  Tenant shall comply with all laws applicable to Tenant's signs on the Premises.  All construction work in connection with the Sign Plans done by Tenant upon the Premises, shall be performed in a good workmanlike manner, lien-free and in compliance with all governmental requirements, and in such manner as to cause a minimum of interference with other construction in progress on adjoining property.  In the event that the Use of the Premises changes as allowed under this Lease, Tenant shall provide Landlord with an opportunity to review and approve Tenant's proposed Sign Plans prior to erecting or replacing any signs on the Premises.  Such Sign Plans shall consist of plans illustrating elevations, materials, colors and dimensions, and the layout of the sign on the Premises and in relation to other adjoining property.  If Landlord disapproves any aspect of Tenant's proposed Sign Plans, such disapproval and the reasons for disapproval, including a statement of changes Landlord requires in order to grant approval, shall be delivered to Tenant within twenty (20) business days after receipt by Landlord or within ten (10) business days after receipt of any resubmittals .  If Landlord fails to approve or disapprove Tenant's Sign Plans within twenty (20) business days after receipt or ten (10) business days after receipt of any resubmittals, Landlord shall be deemed to have approved Tenant's Sign Plans as submitted.

5.10     Condition at Surrender.  At the expiration or other termination of this Lease, Tenant agrees, at its sole costs and expense, to surrender and deliver up the Premises, in good and clean condition, normal wear and tear excepted.  Tenant shall remove all of its trade fixtures and equipment at or prior to delivery of the Premises to Landlord and repair any damage caused to the Premises as a result of Tenant's removal of its trade fixtures and equipment as provided herein.  Tenant shall defend, indemnify and hold Landlord harmless from and against all claims, losses and liabilities (including reasonable attorney's fees and costs) incurred by Landlord as a result of such removal of its trade fixtures and equipment.  The provisions of this section of the Lease shall survive the expiration or termination of the Lease.

6.         LIABILITY.

6.1       Public Liability.  Landlord shall have no liability or responsibility whatsoever with respect to the conduct and operation of Tenant's business on the Premises or to the condition, maintenance, or repair of the interior or exterior of the Premises and the Improvements. Tenant agrees to indemnify and hold Landlord, its employees and agents, harmless from and against all claims, suits, losses or liability to Tenant and any third parties for or on account of damages to property or injuries (including death) to persons (including reasonable attorney's fees and costs) caused by, arising out of or occurring during Tenant's use, conduct, maintenance, operation or occupancy of the Premises and Improvements, except any such injury, death or damage which has resulted from the gross negligence or intentional acts or omissions of Landlord, its agents or employees, without any fault or negligence of Tenant, its agents or employees.  Landlord shall defend, indemnify and hold harmless Tenant from and against all losses, costs (including reasonable attorney fees), claims, damages, liabilities and expenses that result from or arise out of Landlord's ownership of the Premises, Landlord's obligations under this Lease, or environmental contamination on the Premises caused by Landlord, Landlord's employees, agents, or contractors, except any such loss, cost, claim, damage, liability or expense that results from or arises out of the negligence or willful misconduct of Tenant or Tenant's officers, employees, agents or contractors.

6.2       Liability Insurance.  Tenant at its cost shall procure and maintain during the term of this Lease, public liability and property damage insurance with a single combined liability and property damage limit of no less than Five Million and no/100 ($5,000,000.00) Dollars, insuring against all liability of Tenant, its agents or employees, to any persons whomsoever arising out of and in connection with Tenant's use, conduct, maintenance, operation, or occupancy of the Premises and the Improvements. At the request of Landlord, Tenant shall furnish Landlord with a certificate showing that such insurance is in effect, together with evidence of payment of premiums, and shall likewise furnish Landlord with renewal certificates therefor as the same are procured.

6.3       Fire and Casualty Insurance.  Tenant, at its cost, shall procure and maintain throughout the term of this Lease, all-risk, fire, casualty and extended coverage insurance covering the Premises and Improvements in an amount which shall be not less than one hundred percent (100%) of the full insurable replacement cost, as the same may from time to time be determined, of all Improvements on the Premises above their foundation, and which shall designate Tenant,  Landlord and Landlord's mortgagee as the named insureds, as their interests appear.  In the event that the Improvements to the Premises are partially or wholly damaged or destroyed by fire or any other casualty, all insurance proceeds shall be applied to the prompt and full repair and restoration of the Improvements and the Premises or such portion thereof as shall have been damaged or destroyed, with due allowance being given for reasonable time required for adjustment and settlement of insurance claims.

6.4       Failure to Maintain Insurance.  Failure of Tenant to maintain the insurance required by this Lease shall be a material default.  If Tenant shall fail to procure and maintain any insurance required to be carried pursuant to this Lease, then Landlord may, but shall not be obligated to, in addition to the other remedy's available under this Lease, procure and maintain the same, but at the expense of Tenant, and Tenant shall reimburse Landlord the cost therefor on demand, together with interest thereon at the rate of ten percent (10%) per annum.

6.5       Additional Provisions:

                        (A)       Tenant shall maintain Worker's compensation, employer liability and such other insurance as may be necessary to comply with applicable law.

(B)              All insurance policies required by this Lease shall: (i) provide that such insurance cannot be unreasonably canceled, invalidated or suspended on account of conduct of Tenant, its officers, directors, employees or agents; (ii) provide that any "no other insurance" clause in the policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with insurance maintained by Landlord; (iii) provide that the policy will not be canceled, terminated or substantially modified without thirty (30) days prior written notice to Landlord; (iv) name Landlord as an additional insured; and (v) provide that the insurer shall not have the option to restore the Premises if Landlord elects to terminate this Lease in accordance with the terms hereof.

7.         DAMAGE OR DESTRUCTION OF PREMISES.

7.1       Obligation to Repair.  In the event that the Improvements are partially or wholly damaged or destroyed by fire or any other casualty, Landlord shall have no obligation to repair such damage.  Tenant shall be solely responsible for all repairs and all insurance proceeds shall be applied to the prompt and full repair and restoration of the Premises or such portion thereof as shall have been damaged or destroyed, with due allowance being given for reasonable time required for adjustment and settlement of insurance claims; provided that should such damage or destruction occur in the final two (2) years of the initial term or any extension term of this Lease, Tenant shall not be obligated to rebuild the permanent Improvements.  In such event, Tenant shall give written notice to Landlord within thirty (30) days following such damage or destruction that Tenant elects not to rebuild and assigns insurance proceeds equal to the unamortized value of the Improvements damaged or destroyed over to Landlord.

8.         TAXES.

8.1       Payment of Taxes.  Tenant shall be responsible for payment of all real estate taxes and assessments levied, assessed and imposed on the Premises and the Improvements thereon.  Failure of Tenant to pay such taxes required by this Lease shall be a material default.  Should Tenant fail to pay the same within ten (10) days prior to such taxes becoming delinquent, Landlord shall have the right, but not the obligation, to pay the same and to require the amount so paid, together with any penalty, to be reimbursed with the next regular installment of rent due Landlord hereunder, together with interest thereon at the rate of ten percent (10%) per annum.

8.2       Right to Contest.  If the Premises are a separate tax parcel, Tenant shall have the right at its sole cost and expense, to contest in good faith the validity or amount of any tax or assessment levied against the Premises by appropriate proceedings, provided that it shall bear all costs incurred therein.  Landlord agrees to cooperate with Tenant and to execute and deliver such documents and instruments as may assist Tenant in contesting such tax or assessment.  If the Premises is taxed as part of a larger parcel, Tenant shall have the right to request that Landlord contest any tax or assessment by providing Landlord with written objections to the same within ten (10) days of Tenant's receipt of a tax bill. Landlord shall in its sole good faith and reasonable judgment determine whether to contest such tax or assessment and shall notify Tenant of its decision within ten (10) days of Landlord's receipt of Tenant's request.  If Landlord agrees, in its sole, good faith and reasonable judgment, to contest any such tax or assessment, Tenant shall be responsible for paying its proportionate share of the costs and expense of such action, including reasonable attorney's fees.

8.3       Prorata Taxes.  Any real estate taxes and assessments payable for the first and final years during which Tenant shall have occupied the Premises (if less than the full calendar year represented by such taxes) shall be prorated between Landlord and Tenant based upon the number of days in each such calendar year during which this Lease shall have been in effect.

9.         CONDEMNATION.

9.1       Notice of Taking.  Upon receipt by either Landlord or Tenant of any notice of the institution of any subsequent proceeding for the taking of the Premises or any part thereof by the exercise of any power of condemnation or eminent domain, or for any street widening or change of grade affecting the Premises or any part thereof, the party receiving notice thereof shall notify the other party in writing within ten (10) days following receipt of such notice.

9.2       Right To Award.  If the Premises, or any part thereof, is taken or condemned by any competent public authority, Landlord and Tenant shall each have a right, exercisable independent of the other, to seek and recover a separate award of just compensation from the condemning authority for the injury caused by such taking.  In the event of any condemnation or taking as aforesaid, whether whole or partial, Landlord shall be entitled to that portion of the award attributable to the land and Improvements.

10.       ASSIGNMENT OR SUBLETTING.  Tenant may sublet the Premises in whole or in part without Landlord's consent, but the making of any sublease shall not release Tenant from, or otherwise affect in any manner, any of Tenant's obligations under this Lease. Tenant shall not assign or transfer this Lease, or any interest in this Lease, without the prior, express, and written consent of Landlord, and a consent to an assignment shall not be deemed to be a consent to any subsequent assignment.  Landlord's approval of an assignment of this Lease shall not operate to relieve Tenant of its obligations under this Lease.  For purposes of this Section 10, by way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent if Landlord determines (i) that the prospective assignee is not of a financial strength similar to Tenant as of the date of the Lease, (ii) that the prospective assignee has a poor business reputation, or (iii) that the proposed use of the Premises by such prospective assignee (including, without limitation, a use involving the use or handling of Hazardous Substances) will negatively affect the value or marketability of the Premises. Notwithstanding the foregoing provisions, Tenant shall have the right to assign this Lease without the consent of Landlord, provided that no default by Tenant then exists with respect to Tenant's obligations hereunder, Tenant has paid all rentals and other payments or charges due to the date thereof and the use or proposed use of the Leased Premises is in full compliance with the terms and provisions hereof, to (a) any corporation that is a parent, subsidiary or affiliate of Tenant; (b) a person, corporation or other entity to which substantially all of Tenant's assets are transferred; or (c) a person, corporation or other entity to which fifty percent (50%) or more of the capital stock of Tenant is transferred.

Within fifteen (15) days of the effective date of any such assignment or sublease, Tenant shall provide Landlord with a copy of the assignment or sublease which shall specifically provide that the assignee has assumed the obligations and liabilities of Tenant under the Lease and that Tenant shall remain liable under the Lease for payment of all amounts due under this Lease if unpaid by the assignee. In the event of such assignment, Landlord, its successors or assigns, will not be bound by any amendment or modification of the Lease made without Landlord's consent.

11.       ACCESS.

11.1     Landlord's Access.  Landlord, its agents or employees, shall have the right to enter upon the Premises during Tenant's normal hours of operation to inspect the same and for any other purposes permitted herein, so long as such inspection shall not interfere with the conduct of business thereat, and shall have the right of access at any other time in case of emergency.

11.2     Upon Non-renewal.  In the event either party gives notice to the other of non-renewal of this Lease as provided herein, Landlord may post suitable notices on the Premises during the final ninety (90) days of the leased term that the same are "for rent" or "for sale" and may show the Premises to prospective Tenants or purchasers during Tenant's normal hours of operation.

12.    DEFAULT AND REMEDIES

12.1     Events of Default.         Each of the following occurrences shall constitute an "Event of Default" by Tenant under this Lease: (a) Tenant fails to pay any rental or other monetary amounts coming due hereunder; (b) Tenant fails to perform any other of the terms, conditions, provisions or covenants of this Lease to be observed and performed by Tenant within thirty (30) days following Tenants receipt of written notice from Landlord specifying the nature of such failure (or if the nature of such failure is such that it cannot reasonably be cured or corrected within thirty (30) days, Tenant fails to diligently commence the cure or correction of same within said thirty (30) day period, and fails to diligently prosecute the curing or correction until completed); (c) Tenant becomes bankrupt or insolvent, or files any debtor protection proceedings, or files or has filed against Tenant in any court pursuant to any statute, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization, or Tenant makes an assignment for the benefit of creditors (d) a receiver or trustee shall be appointed for the Leased Premises or for all or substantially all of the assets of Tenant and such receiver or trustee is not discharged within sixty (60) days following the appointment.

12.2     Remedies.        Upon occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies:

A.                 Without further notice or demand whatsoever, Landlord may take any one or more of the actions at law or equity to insure performance by Tenant of Tenants covenants and obligations under this lease or to enforce the remedies afforded Landlord under this lease.

B.         Without further notice or demand whatsoever and without terminating the Lease, Landlord may enter upon and take possession of the Premises and continue to demand from Tenant the monthly rentals and other charges provided for in this Lease.  Until Landlord re-lets the Premises, Tenant shall pay to Landlord on or before the first day of each calendar month, the monthly rentals and other charges provide for in this Lease.  If and after the Premises have been re-let by Landlord, Tenant shall pay to Landlord on the 20th day of each calendar month and amount equal to the difference between the monthly rentals and other charges provided for in this lease for such calendar month and that actually collected by Landlord for such month.  If it becomes necessary for Landlord to bring suit to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and bring an action on several or all of the accrued deficiencies at one time.  Any such action shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.  Any amount collected by Landlord from subsequent tenants for any calendar month in excess of the monthly rentals and other charges provided in this Lease, shall be credited to Tenant in reduction of Tenant's liability for any calendar month for which the amount collected by Landlord will be less than the monthly rental and other charges provided for in this Lease; but Tenant shall have no right to such excess other than the above credit.  Landlord shall not be liable in any manner, nor shall Tenant's obligations hereunder be diminished by any failure of Landlord to re-let the Premises, or in the event of re-letting, to collect rent or other charges.

C.        Without further notice or demand whatsoever, Landlord may terminate this lease by written notice to Tenant and re-enter and take possession of the Premises, including the improvements thereon, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In the event of such termination, Landlord may, at its option, declare the entire amount of the rent which would become due and payable during the remainder of the term of this Sublease to be due and payable immediately, in which event Tenant agrees to pay the same at once, together with all rents theretofore due, at the office of the Landlord, or at such other place as Landlord may designate in writing; provided, however, that such payments shall not constitute a penalty or forfeiture or liquidated damages, but shall merely constitute payments in advance of the rent for the remainder of the said term.  Upon making such payment, Tenant shall become entitled to receive from Landlord all rents received by Landlord from other tenants on account of said Premises during the remaining term of this Sublease, less any expense incurred by the Landlord in readying the Demised Premises for occupancy, in obtaining a new tenant or tenants, such as advertising expense and brokerage, and any legal expenses and court costs in collecting rents from the new tenant or tenants; provided, however, that the monies to which the Tenant shall so become entitled shall in no event exceed the entire amount payable by Tenant to Landlord under the preceding sentence of this subparagraph.

D.        If, after written notice from Landlord as provided for in this Section, Tenant fails to maintain the Premises as required herein or fails to maintain proper insurance as required herein, Landlord shall have the right to enter upon the Premises to perform or discharge any such obligation.  Should Landlord elect to perform any such obligations of Tenant, Landlord shall have the right to assess, and Tenant shall pay immediately upon demand, the costs reasonably associated with the performance of such obligations as additional rent.

In addition to the payments required pursuant to Sections 12.2.A. through 12.2.D. above, Tenant shall: (i) compensate Landlord for all expenses incurred by Landlord in re-entering and repossessing the Premises, (ii) compensate Landlord for all expenses incurred by Landlord in re-letting the Premises, (iii) pay Landlord a reasonable allowance for Landlord's administrative efforts attributable to Tenants default, and (iv) compensate Landlord for all expenses incurred in pursuing and enforcing Landlord's remedies provided for herein and under applicable law and including reasonable attorney's fees and expenses.

12.3 In the event of any default described in Section 12.1.(c), or Section 12.1.(d) of this Lease, and in the event Landlord is not allowed to terminate this Lease as a matter of law, any assumption and assignment must conform with the requirements of the Bankruptcy Code and Tenant must fulfill the following obligations, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective:

1.         All defaults under this Lease must be cured within ten (10) days after the date of assumption.

2.         All actual expenses incurred by Landlord (including, but not limited to, reasonable attorneys fees) must be paid to Landlord with ten (10) days after the assumption date.

3.         At least ten (10) days prior to the assumption, Landlord must be provided with a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles, which reveals a net worth in an amount sufficient, in Landlord's reasonable judgment, to assure future performance by the proposed assignee of Tenant's obligations under this Lease, or, in the alternative, a written guaranty, in form and content satisfactory to Landlord, by one or more guarantors with financial ability sufficient to assure the future performance of Tenant's obligations under this Lease.

12.4     Default by Landlord.     Landlord will be in default under this Lease if Landlord fails to perform any of Landlord's obligations, covenants, representations and warranties under this Lease.  If Landlord fails to (a) commence performance of any obligation of Landlord within thirty (30) days after receipt of written notice from Tenant stating the obligation which Landlord has failed to perform and demanding performance and (b) diligently pursue completion of the required performance, then Tenant, as it sole and exclusive remedies, shall have the right to seek specific performance and the recovery of actual damages proven by Tenant to be a direct result of Landlord's default hereunder in any court of competent jurisdiction.  Notwithstanding anything to the contrary above, Tenant shall not have a right to obtain consequential or punitive damages from Landlord in any action to enforce the provisions of this Lease.

            13.       LANDLORD MORTGAGE.

13.1     Construction Financing.  Landlord's obligations under this Lease are contingent upon Landlord obtaining financing of the construction of the Improvements and Site Work to be performed by Landlord as outlined in Section 2.1 of this Lease from a Lender of Landlord's choice on terms and conditions acceptable to Landlord, in Landlord's sole but reasonable discretion. As documented in Section 2.1, the Landlord's budgeted cost of the Improvements and Site Work required under this Lease (including interest on funds advanced during constriction) is $10,000,000.00.  If, after Landlord gets final plans and bids for the construction of the Improvements and Site Work, the actual cost exceeds the budgeted cost, such overages will be determined to be upfitting costs for which the Tenant will be responsible for and promptly pay.

13.2     Subordination.  This Lease shall be subject and subordinate to any mortgage of Landlord now existing and to any mortgage granted hereafter by Landlord which shall constitute a first lien against the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof, so long as such Mortgagee shall acknowledge and agree to the remaining provisions of this Section 13 as of the date any such mortgage is granted.

13.3     Estoppel Certificates.  Each party hereto shall execute and return within ten (10) days any certificate that the other party hereto or any mortgagee of either party may reasonably request from time to time, stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification. The certificate also shall state the amount of monthly rent and the dates to which the rent has been paid in advance; that there is no present default on the part of the other party known to such party, or that a default exists, with a statement of the nature of such instance of default; that such party has no right to set off and no defense or counterclaim against enforcement of its obligations under the Lease; and that such party has no other notice of any sale, transfer or assignment of this Lease or of the rentals by the other party.  Should a party fail to deliver such a certificate within such ten (10) day period twice within any twelve (12) month period during the term of this Lease, such second failure and any failure thereafter within any twelve (12) month period shall, at the option of the other party hereto, constitute an event of default hereunder.

13.4     Attornment.  Tenant covenants and agrees to attorn to any successor to Landlord's ownership of the Premises, and in such event, this Lease shall continue as a direct lease between Tenant herein and such Landlord or its successor.

13.5      Nondisturbance.  Landlord shall cause any mortgagee of its fee title to the Premises to acknowledge to Tenant in writing that so long as Tenant shall not be in default under this Lease, neither this Lease nor Tenant's right to remain in exclusive possession of the Premises pursuant to this Lease shall be affected or disturbed by reason of any default by Landlord under such mortgage and, if such mortgage be foreclosed, this Lease shall survive such foreclosure and shall continue in full force and effect. In such event, Tenant shall be authorized to make all rent payments hereunder directly to such mortgagee or the purchaser of the Property at foreclosure to be applied by such mortgagee to Landlord's indebtedness, which payments shall fulfill all requirements of this Lease for rent payments by Tenant to Landlord.

14.       TENANT HOLDOVER.  Should Tenant hold over the Premises after the expiration of this Lease, unless otherwise agreed in writing, such holding over shall constitute a tenancy from month to month only, subject to the terms hereof and to the payment of monthly rental at the rate of 150% of the base rental payable for the last month of this Lease prior to such holding over. Each party agrees to give to the other thirty (30) days prior written notice that the party giving notice is terminating this Lease, in which case Tenant shall vacate the Premises prior to expiration of said thirty (30) day period.

15.       TITLE AND QUIET ENJOYMENT.  Landlord warrants and covenants to Tenant that Landlord has the right and lawful authority to enter into this Lease for the term (including renewal options) and that Landlord is vested with good, unencumbered and marketable fee title to the Premises, except for such matters which will not prevent Landlord's performance of its obligations under this Lease or materially and adversely interfere with Tenant's exercise and enjoyment of its rights under this Lease.  So long as Tenant shall pay all rents and observe and perform all covenants and provisions hereof, Tenant shall peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord, except that Landlord shall have the right to enter upon the Premises during Tenant's regular business hours for inspection purposes so long as such entry shall in no way disrupt the conduct of Tenant's regular business.

16.       LICENSES AND UTILITIES.  Tenant shall pay all sums as and when due on account of utility services provided to the Premises, including but not limited to electricity, gas, water, sewer, janitorial services, and telephone service and for all licenses and permits necessary to the operation of Tenant's business on the Premises.  Upon request by Landlord, Tenant shall provide Landlord with copies of all permits and licenses necessary to the operation of Tenant's business.

17.       NOTICES.

17.1     Method of Notice.  All written notices required or desired to be given hereunder by either party to the other shall be given by United States certified or registered mail, return receipt, postage prepaid, addressed to the other party at the following addresses:

AS TO LANDLORD:

Mr. Charles E. Howard, Esquire
Howard, Howard, Francis & Reid
P.O. Box 10383
Greenville, SC 29603

AS TO TENANT:

Mr. Bill Stringer
Chairman and Chief Executive Officer
The Palmetto Bank
P.O. Box 49
Laurens, SC 29360

In the alternative, any notice may be given by personal delivery thereof to the other party at said party's aforesaid address. Either party may, by like written notice, designate a new address to which such notices shall thereafter be directed.

17.2     Effective Date of Notice.  Any required notice herein shall be deemed to have been given on the date that the same is deposited in the United States mail, or delivered to the other party, in compliance with the foregoing provisions.

            18.       ENVIRONMENTAL COMPLIANCE.  Landlord represents to Tenant that to the best of Landlord's knowledge the Premises is, and will remain on the Date of Delivery, free and clear of any hazardous substances or hazardous materials as defined under the terms of any applicable environmental laws, rules or regulations. Tenant represents, warrants and covenants unto Landlord that Tenant shall not treat, store or dispose of any hazardous substances, as defined under the terms of any applicable laws, rules or regulations, upon the Premises; that Tenant will undertake all cleanup and remediation of the Premises resulting from Tenant's operations at the Premises in compliance with all applicable governmental rules and regulations; and that Tenant will indemnify and hold Landlord harmless from and against all liability, damages, penalties, lawsuits and fines (including reasonable attorneys fees and costs) to which Landlord may be subjected as a result of the activities and operations of Tenant upon the Premises.

            19.       EASEMENTS RESERVED FOR LANDLORD.  Landlord reserves for itself, its successors and assigns, guests, licensees and invitees, respectively, a non-exclusive easement for ingress and egress for vehicular and pedestrian traffic over and across the driveways or parking area now or hereafter established by Tenant and situated upon the Premises, and it is further provided that nothing herein shall prohibit the relocation or rearrangement of the driveways on the Premises from time to time by Tenant as provided for in this Lease, now existing on the Premises.  Landlord and Tenant agree that if the rights granted by this Article are exercised for permanent access or parking by or through Landlord, Landlord and Tenant will negotiate in good faith an agreement requiring each user of the driveways and parking area to share pro-rata in the cost and maintenance of the driveways and parking areas.

            20.       PREMISES LIGHTING.   The Tenant covenants that it will maintain, at its own cost and expense, lighting in all common areas of the Premises in a manner consistent with lighting of a first class retail business and that all such lighting shall be in operation during all operating hours of the Tenant and for not less than one hour after the Premises are closed to the public on a daily basis.

21.       MISCELLANEOUS.

21.1     Captions.  All section and paragraph captions are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.

21.2     Entire Agreement.  This Lease contains all the agreements and conditions made between the parties with respect to the Premises and may not be modified orally or in any manner other than by an agreement in writing, signed by the parties and attached hereto.

21.3     No Partnership.  Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or otherwise, joint venturer or a member of a joint enterprise with Tenant.

21.4     Force Majeure.  In the event that either party shall be delayed or hindered in or prevented from doing or performing any act or thing required hereunder by reason of strikes, lockouts, casualties, acts of God, labor troubles, failure of power, governmental laws or regulations, riots, insurrection, war or other causes beyond the reasonable control of either party, then such party shall not be liable or responsible for any such delays in the doing or performing of any such act or thing, shall be excused for the period of the delay and for the period of the performance of any such acts shall be extended for a period equivalent to the period of such delay.

21.5     Severability.  The unenforceability, invalidity or illegality of any provision therein shall not render any other provision herein unenforceable, invalid or illegal.

21.6     Successors and Assigns.  All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, personal representatives, successors and assigns.

21.7     Applicable Law.  This Lease is entered into and shall be construed in accordance with the laws of the State of South Carolina and any action or Proceeding arising hereunder shall be brought in the County of Greenville, State of South Carolina.

21.8     Memorandum of Lease.  The parties agree that this Lease shall not be recorded, but upon request of either party, Landlord and Tenant shall execute and record a Memorandum of this Lease which shall identify the parties, the Premises, the term (including renewal options) of this Lease, the foregoing Restrictive Covenants, and any other matters contained herein that the parties may then agree to stipulate.

21.9     Americans with Disabilities Act (ADA).   After completion of the construction of the Improvements on the Premises by Landlord, Tenant covenants that it will maintain, at its own cost and expense, the Premises in compliance with the Americans with Disabilities Act of 1990 and such other federal and state statutes and regulations as may exist from time to time.

21.10   Limitation of Landlord's Liability.  If Tenant in any action or proceeding against Landlord obtains a money judgment, Tenant will look only to Landlord's interest in the Premises for satisfaction and recovery thereof.  Landlord, and no officer, director, employee or agent of Landlord, shall be personally liable for any such judgment.

21.11   Interpretation of Lease. This Lease shall be interpreted to give effect to its fair meaning and shall be construed as though it was prepared by both parties.  This Lease contains the entire agreement of Landlord and Tenant, and all prior negotiations, documents, and discussions are superseded by this Lease.  The invalidity of any provision of this Lease shall not affect the validity of any other provision of this Lease.  Paragraph headings in this Lease are for convenience only and shall not be used in interpreting its provisions.  This Lease shall be interpreted in accordance with the laws of the state in which the Premises are located.

                        21.12  Waiver.  No right or remedy under this Lease will be waived unless the waiver is in writing and signed by the party claimed to have made the waiver.  One waiver will not be interpreted as a continuing waiver.

                        21.13  Attorney's Fees.  If it is necessary for a party to employ attorneys for the collection of amounts payable hereunder, or for any other breach by a party hereto resulting in a default of the provisions of the Lease, or to enforce any indemnity by a party to the Lease, then the prevailing party in any such action shall be entitled to recover from the non-prevailing party all costs and expenses incident to such action, including without limitation reasonable fees of such attorneys, which amounts shall be added to the amount payable hereunder and be collected as a part thereof.

            21.14  Regulatory.  If a prohibition is imposed by any regulatory entity with jurisdiction over Tenant, Tenant shall have the right to terminate this Lease by giving Landlord thirty (30) days prior written notice of the regulatory prohibition and the termination of the Lease.  The Lease shall terminate on the thirtieth (30th) days after Landlord received the written notice.  In such event, Tenant shall promptly and with due diligence forgive the outstanding balance due on the Construction Loan identified in Section 13.1 of this Lease as of the date of the termination as full liquidated damages, and Landlord and Tenant shall have no further obligations to the other under this Lease. LANDLORD AND TENANT AGREE THAT FORGIVENESS OF SUCH DEBT IS A REASONABLE SUM FOR LIQUIDATED DAMAGES CONSIDERING ALL CIRCUMSTANCES AS OF THE EFFECTIVE DATE, AND SUCH FORGIVENESS OF DEBT SHALL BE LANDLORD'S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RIGHT OR REMEDY AT LAW OR IN EQUITY TO WHICH LANDLORD SHALL OTHERWISE BE ENTITLED FOR THE EARLY TERMINATION OF THIS LEASE UNDER THE PROVISIONS OF THIS SECTION 24.14.

            21.15  Liens.  Tenant shall not create or permit to be created or to remain, and shall discharge any mechanic's lien or any other lien, claim or damage which might be or become a lien, encumbrance or charge upon the Premises.  If any such lien shall be recorded against the Premises or any part thereof, Tenant, within thirty (30) days after the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond or order of court or otherwise.  If Tenant shall fail to cause any such lien to be discharged within the period aforesaid, then tenant shall be default under this Lease and, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same by any means.  Any amount so paid by Landlord and all reasonable costs and expenses, including but not limited to attorneys' fees, incurred by Landlord in connection therewith, together with interest thereon at the rate of ten percent (10%) per annum from the respective dates of Landlord's making of the payment or incurring of the cost and expense, shall constitute additional rent payable by Tenant under this Lease and shall by paid by Tenant to Landlord within ten (10) days after notice.

            21.16   Consents.  All consents to be given under this Lease shall not be unreasonably withheld, denied, delayed or conditioned unless and except where expressly provided otherwise in this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first written above.

WITNESSES:	LANDLORD:

___________________________	By: By: /s/ Charles E. Howard
Charles E. Howard

___________________________	By: /s/ Doris H. Howard
Doris H. Howard

TENANT:

THE PALMETTO BANK

___________________________	By: Paul W. Stringer
___________________________	Title: Chairman and CEO

EXHIBIT "A"

Legal Description of The Premises

All that certain piece, parcel, or lot of land, situate, lying and being in the City of Greenville, State of South Carolina, designated as "0.867 Acres" containing 37,755 sq. ft., and being more particularly described on a plat of survey entitled, "Survey for Palmetto Bank," prepared by Site Design, Inc., dated September 26, 2006, last revised April 30, 2007, Reference to said plat is hereby made for a more complete metes and bounds description thereof.

And

All that certain piece, parcel, or lot of land, situate, lying and being in the City of Greenville, State of South Carolina, designated as "0.333 Acres" containing 14,523 sq. ft., and being more particularly described on a plat of survey entitled, "Survey for Palmetto Bank," prepared by Site Design, Inc., dated September 26, 2006, last revised April 30, 2007, Reference to said plat is hereby made for a more complete metes and bounds description thereof.

And

All that certain piece, parcel, or lot of land, situate, lying and being in the City of Greenville, State of South Carolina, designated as "0.308 Acres" containing 13,407 sq. ft., and being more particularly described on a plat of survey entitled, "Survey for Palmetto Bank," prepared by Site Design, Inc., dated September 26, 2006, last revised April 30, 2007, Reference to said plat is hereby made for a more complete metes and bounds description thereof.

Together with and subject to any and all existing reservations, easements, rights of way, zoning ordinances and restrictive covenants that may appear of record or on the premises.

The above described real estate being the same property shown in the public records for Greenville County, South Carolina, as Tax Map Number ("TMS No.") 0043000100200, owned by Charles E. Howard and Doris H. Howard, TMS No. 0043000100400, owned by Charles E. Howard and Doris H. Howard, TMS No. 0043000100500, owned by Charles E. Howard and Doris H. Howard, TMS No. 0043000100100, owned by The Palmetto Bank, TMS No. 0043000100600, owned by The Palmetto Bank, and TMS No. 0043000100700, owned by The Palmetto Bank.

EXHIBIT "B"

Original Term:

During the original term of this Lease, the Base Rent will be in the amounts as follows:

1.	Years 1 through 5	$1,430,347.00 annually or $119,195.58 monthly
2.	Years 6 through 10	$1,490,347.00 annually or $124,195.58 monthly
3.	Years 11 through 12	$1,553,347.00 annually or $129,445.58 monthly
4.	Year 13	$1,568,347.00 annually or $130,695.58 monthly
5.	Year 14	$1,598,347.00 annually or $133,195.58 monthly
6	Year 15	$1,648,347.00 annually or $137,362.25 monthly

Extension Terms:

Ground Lease Payments and Building Lease Payments will be combined during the extension terms and Base Rent will be the "Fair Rental Rate" as determined under the provisions outlined in Exhibit B-1, attached hereto and incorporated herein by reference.  Notwithstanding the foregoing, in no event shall the Base Rent for First through Third extension terms exceed the floor and ceiling limits for each applicable extension term as set forth below:

a.	First Extension Term	no less than $15.00 per square foot of the Improvements and no greater than $25.00 per square foot of the Improvements
b.	Second Extension Term	no less than $18.00 per square foot of the Improvements and no greater than $28.00 per square foot of the Improvements
c.	Third Extension Term	no less than $20.00 per square foot of the Improvements and no greater than $31.00 per square foot of the Improvements
d.	Fourth Extension Term	Fair Market Rental Rate as determined pursuant to Exhibit "B-1" of this Lease.
e.	Fifth Extension Term	Fair Market Rental Rate as determined pursuant to Exhibit "B-1" of this Lease.

EXHIBIT "B-1"

The term "Fair Market Rental Rate" shall mean the market rental rate for the time period such determination is being made for a commercial parcel of land located in Greenville, South Carolina of equivalent quality, size, utility, and location.

Landlord shall deliver to The Palmetto Bank notice of the Fair Market Rental Rate for the premises for the applicable term in question within thirty days of current term expiration or within thirty days after The Palmetto Bank exercises the option giving rise for the need to determine the Fair Market Rental Rate.  Landlord's notice of the Fair Market Rental Rate for said premises shall fall within the following floor and ceiling limits for the option periods noted within the Lease Agreement between the parties dated May 2, 2007.  If The Palmetto Bank disagrees with Landlord's assessment of the Fair Market Rental Rate, then it shall so notify the Landlord in writing within fifteen days after delivery of such notice; otherwise, the rate set forth in such notice shall be Fair Market Rental Rate.  If The Palmetto Bank timely delivers to Landlord written notice that The Palmetto Bank disagrees with Landlord's assessment of the Fair Market Rental Rate, Landlord and The Palmetto Bank shall meet to attempt to determine the Fair Market Rental Rate.  If The Palmetto Bank and Landlord are unable to agree on such Fair Market Rental Rate within ten days after The Palmetto Bank notified Landlord of The Palmetto Bank's disagreement with Landlord's assessment thereof, then Landlord and The Palmetto Bank shall each appoint an independent real estate appraiser with at least five year's commercial real estate appraisal experience in the area market.  The two appraisers shall then, within ten days after their designation, select an independent third appraiser with like qualifications.  If the two appraisers are unable to agree on the third appraiser within ten days, either Landlord or The Palmetto Bank, by giving five days prior written notice thereof to the other, may apply to Clerk of Court of Greenville County for selection of a third appraiser who meets the qualifications stated above.  Within twenty days after the selection of the third appraiser, a majority of the appraisers shall determine the Fair Market Rental Rate.  If the majority of the appraisers are unable to agree upon the Fair Market Rental Rate by such time, then the two closest appraisals shall be averages and the average will be the Fair Market Rental Rate.  The Palmetto Bank and Landlord shall each bear the entire cost of the appraiser by it and shall share equally the cost of the third appraiser.

EXHIBIT "C"

DESCRIPTION OF TENANT'S WORK

A.        Tenant's Plans and Specifications ‑ Tenant shall prepare and deliver to Landlord a complete plans and specifications (including all engineering, mechanical, plumbing and electrical work if applicable) covering all of Tenant's work concerning the Premises certified by a licensed and registered architect and, if applicable, a licensed and registered professional engineer. Landlord's written approval shall be obtained by Tenant prior to the undertaking of any construction work which materially deviates from or modifies in any way Tenant's plans and specifications or any other work not explicitly shown on said plans and specifications.  Tenant shall be solely responsible for such plans and specifications meeting the requirements of any statutes, ordinances, rules, regulations, and codes or for their fitness as to their intended use or purpose.  Tenant shall not commence Tenant's Work until Tenant has received full and final approval from Landlord.

B.         Materials ‑ Only new first class materials shall be used in the performance of Tenant's Work.

C.        Settlement of Disputes ‑ It is understood and agreed that any disagreement or dispute which may arise between Landlord and Tenant with respect to Tenant's Work shall be resolved by the decision of Landlord's Architect.

D.        Coordination of Tenant's Work ‑ Tenant shall coordinate its work with all work being performed or to be performed by Landlord, its architects, engineers or contractors.  Tenant's contractors, or subcontractors shall not at any time damage, injure, interfere with or delay the completion of the Improvements.  Tenant shall be responsible for all of Tenant's costs incurred in coordinating his plans with Landlord's Architect and Engineers.

E.         Tenant shall secure, pay for and maintain or cause its contractors to secure, pay for and maintain prior to commencement of Tenant's work the following insurance coverages:

a.         Worker's Compensation in statutory amounts and employer's liability insurance with limits of not less than $100,000 each accident, $500,000 disease, policy limit, and $100,000 disease, per employee, and other insurance as required by any Employee Benefit Act or other statute applicable where the work is to be performed as will protect the contractor and subcontractors from any and all liability under the aforementioned acts.

b.         Builder's Risk completed value form affording "all risks of physical loss of damage" on its work in the Premises.

All such insurance coverage shall name Landlord, Landlord's mortgagee and beneficiaries and their respective agents and employees as additional insureds and all such policies shall provide that they shall not be canceled except upon (10) days prior written notice to Landlord.

F.         Notwithstanding anything to the contrary contained in this Lease, Tenant shall, and hereby does, protect, indemnify, defend, and hold harmless Landlord, Landlord's beneficiary, and Landlord's lenders from and against any and all claims, damages, liabilities, losses, causes of action, liabilities, obligations, judgments, costs and expenses (including, but not limited to, reasonable attorneys' fees and court costs), suffered or incurred by any or all of the indemnified parties as a result of, or due to, or arising from, any actions or omissions by Tenant, its contractor, subcontractors, agents, and employees occurring in the course of, or as a part of, or in preparation for, the performance of the Tenant's Work, as contemplated and required under this Lease.

STATE OF SOUTH CAROLINA	)	ADDENDUM TO
	)	COMMERCIAL LEASE
COUNTY OF GREENVILLE	)	(BUILD-TO-SUIT)

THIS ADDENDUM TO LEASE (the "Addendum") is made and entered into as of the 2nd day of May, 2007, by and between THE PALMETTO BANK ("Tenant") and CHARLES E. HOWARD AND DORIS H. HOWARD, or their designee ("Landlord").

RECITALS:

WHEREAS, Landlord and Tenant hereby acknowledge that the current site plan for the Improvements on the Premises, a copy of which is attached hereto as Exhibit A-1 and incorporated herein by reference, shows that location of a portion of the driveway for the Improvements to the Premises to be located within an area that is not now owned by Landlord, but instead is the subject of an ingress and egress easement benefiting the Premises found in deed recorded in Deed Book 1213, at page 588 in the Office of the Register of Deed for Greenville County, South Carolina, and being described therein as "Easement B," a copy of which is attached hereto as Exhibit B-1 and incorporated herein by reference.

WHEREAS, the provisions found in said deed provide that Easement B shall terminate in the event that the servient property is not longer used for a drive-in banking facility or in the event that leasehold estate on the servient property for the drive-in banking facility expires, which ever occurs first.

WHEREAS, Landlord and Tenant wish to set forth certain agreements concerning the responsibilities for relocating a portion of the driveway for the Improvements on the Premises in the event that Easement B expires or terminates.

NOW THEREFORE, for good and valuable consideration, and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  Landlord shall promptly give Tenant copies of any written notices provided to Landlord concerning the use, termination or expiration of Easement B.

  In the event that Easement B shall terminate or expire, Tenant shall remove and relocate, at its sole expense, the portion of the driveway, to an alternative location on the Premises in accordance with plans and specifications therefor to be approved by Landlord before Tenant commences construction, with the construction to be completed with all due diligence following the expiration or termination of Easement B.

  Otherwise, the terms of the Lease Commercial Lease executed by Landlord and Tenant simultaneously herewith shall remain unchanged and in full force and effect.

  The Recitals are incorporated herein by reference.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum to Lease on the day and year first written above.

WITNESSES:	LANDLORD:

___________________________	By: /s/ Charles E. Howard
Charles E. Howard

___________________________	By: /s/ Doris H. Howard
Doris H. Howard

TENANT:

THE PALMETTO BANK

___________________________	By: Paul W. Stringer
___________________________	Title: Chairman and CEO

EAST NORTH STREET
EAST COFFEE STREET
NORTH CHURCH STREET
6" CURB
3 CAMX-WS
3 AGAP
2 QUEP-H
4 CORX-S
8 HYDM-ES
7 CEPH-P
33 OPHJ
750 SF. SOD
1400 SF. SOD
14 QUEL-H
9 CAMX-WS
21 ANN
43 LIRM-BB
19 CEPH-DG
1 QUEP-H
8 ILEV-L
424 SF. SOD
34 LIRM-RP
125 SF. SOD
1 CORX-S
11 SABM
2 ASPE
26 ILEC-ST
2 THUO-DS
1 TRAF
11 ILEV-S
11 MAGG-LG
1 CEDD-SB
3 MAGG-LP
3 ILLP
40 LIRM-BB
1 LIRT-A
20 ILEC-ST
1 THUO-DS
3 CEPH-DG
38 LIRM-V
7 BUXX-GV
9 OSMF
5 ACER-B
321 LIRM-BB
68 LIRM-BB
95 SF. SOD
17 BUXX-WG
72 LIRM-BB
8 CAMX-WS
165 SF. SOD
2 OSMF
3 CRTJ-R
77 SF. SOD

Title to Real Estate by a Corporation—Prepared by Haynsworth, Perry, Bryant, Marion & Johnstone, Attorneys at Law, Greenville, S. C.

HAYNSWORTH, PERRY, BRYANT, MARION & JOHNSTONE, ATTYS.

State of South Carolina,

County of GREENVILLE

VOL 1213 PAGE 588

KNOW ALL MEN BY THESE PRESENTS That SOUTHERN BANK AND TRUST COMPANY a corporation chartered under the laws of the State of South Carolina and having its principal place of business at Greenville in the State of South Carolina for and in consideration of the sum of Six Hundred Thousand and No/100 ($600,000.00)------------------------------------ dollars, to it in hand duly paid at and before the sealing and delivery of these presents by the grantee(s) hereinafter named (the receipt whereof is hereby acknowledged) has granted, bargained, sold and released, and by these presents does grant, bargain, sell and release unto Ernest J. Howard and Charles E. Howard, their heirs and assigns, forever:

All those pieces, parcels or lots of land, with buildings and improvements thereon, on the Southwesterly side of East North Street, in the City of Greenville, County of Greenville, State of South Carolina, being shown on a plat entitled "Property of Ernest J. Howard and Charles E. Howard", dated May, 1984, prepared by Dalton & Neves Co., Inc., Engineers, and recorded in the RMC Office for Greenville County, South Carolina, in Plat Book 10K, at page 77428, and having, according to said plat, the following metes and bounds, to-wit:

—26—500—43-1-2,4,5

BEGINNING at an iron pin on the Southwesterly side of East North Street, said pin being N. 66-15 W. 83.13 feet from the intersection of North Church Street (U.S. Hwy. No. 29) and East North Street, said pin being the joint front corner of the Grantor and property now or formerly owned by Sobanco Properties, Inc., and running thence with the common line of said lots S. 23-11 W. 172.13 feet to an iron pin at the joint rear corner of property of the Grantor and property now or formerly owned by Sobanco Properties, Inc.; thence N. 67-30 W. 25.07 feet to an iron pin at the joint corner of property of the Grantor and property now or formerly owned by Stokes Building Investors; thence with the common line of the Grantor and property now or formerly owned by Stokes Building Investors S. 22-33-20 W. 119.9946 feet to an iron pin on the Northeasterly side of East Coffee Street; thence with the Northeasterly side of East Coffee Street N. 67-22 W. 151.55 feet to an iron pin at the Easterly intersection of East Coffee Street and North Irvine Street; thence with the Southeasterly side of North Irvine Street N. 22-28 E. 130 feet to an iron pin on the Southerly side of a ten foot alley; thence with the Southerly side of said ten foot alley S. 66-46 E. 148.02 feet to an iron pin on the Southerly side of said ten foot alley; thence N. 23-02 E. 10 feet to an iron pin on the Northerly side of said ten foot alley; thence with the Northerly side of said ten foot alley N. 66-46 W. 77.73 feet to an iron pin on the Northerly side of said ten foot alley; thence turning and running N. 22-20 E. 153.85 feet to an iron pin on the Southwesterly side of East North Street; thence with the Southwesterly side of East North Street S. 66-51 E. 109 feet to an iron pin, the point of beginning.

GCTO ----3 MY29 84 011

4.00

(Cont'd.)

(CONTINUED ON NEXT PAGE)

Vol 1213 Page 559

TOGETHER with an non-exclusive easement appurtenant for ingress and egress over, across and upon a strip of land ten feet in width located along the Southeasterly line of property being conveyed to Southern Bank & Trust Company, and described as follows:

BEGINNING at an iron pin on the Southwestern side of East North Street, said pin being N. 66-51 W. 83.13 feet from the intersection of North Church Street (U.S. Hwy. No. 29) and East North Street, said pin being the joint front corner of property now or formerly owned by Sobanco Properties, Inc., and property of Grantor herein, and running thence with the common line of the said Sobanco Properties and Grantor herein S. 23-11 W. 172.1 feet to an iron pin at the joint rear corner of the said Sobanco Properties property and property of Grantor herein; thence S. 67-30 E. 10 feet to a point; thence on a new line through property of the said Sobanco Properties, Inc., N. 23-11 E. 172.13 feet to a point on the Southwesterly side of East North Street; thence with the Southwesterly side of East North Street N. 66-51 W. 10 feet to an iron pin at the point of beginning.

The easement herein given and granted shall be deemed an easement appurtenant which shall run with the land and shall inure to the benefit of both parties herein, their respective heirs, successors and assigns, forever.

*
This is a portion of the property conveyed to the Grantor herein by the following:

1. Deed of James Wilkinson Jervey, Jr., and Helen Jervey Ingle, dated September 10, 1973, and recorded in the R.M.C. Office for Greenville County, South Carolina, in Deed Book 984 at page 315, on September 18, 1973;

2. Deed of Central Realty Corporation, dated April 9, 1984, and recorded in said R.M.C. Office in Deed Book 1210 at page 142, on April 9, 1984.

This is the identical property conveyed to the Grantor herein by the following:

3. Deed of A. Mitchell Stone, et al., dated May 29, 1969, and recorded in said R.M.C. Office in Deed Book 869 at page 149, on June 2, 1969;

4. Deed of Ben Brockman, et al., dated January 22, 1981, and recorded in said R.M.C. Office in Deed Book 1143 at page 90, on February 20, 1981; and

5. Deed of Charles M. Wyatt, et al., dated February 24, 1982, and recorded in said R.M.C. Office in Deed Book 1183 at page 115, on February 24, 1983.

*See at ached Rider

TOGETHER with all and singular the Rights, Members, Hereditaments and Appurtenances to the said premises belonging or in anywise incident or appertaining.

TO HAVE AND TO HOLD all and singular the premises before mentioned unto the grantee(s) hereinabove named, Ernest J. Howard and Charles E. Howard, their Heirs and Assigns forever.

CEH DHH RWS

(CONTINUED ON NEXT PAGE)

VOL 1213 PAGE 520

Rider to Deed from Southern Bank and Trust Company to Ernest J. Howard and Charles E. Howard, dated May 29, 1984:

Reserving, however, unto the Grantor herein, its successors and assigns, a non-exclusive easement appurtenant for ingress and egress over, across and upon a strip of land designated as "EASEMENT A" on a plat entitled "Property of Ernest J. Howard and Charles E. Howard", dated May, 1984, prepared by Dalton & Neves Co., Inc., Engineers.

The easement herein given and granted shall be deemed an easement appurtenant which shall run with the land and shall inure to the benefit of both parties herein, their respective heirs, successors and assigns, forever. The Grantor herein shall be responsible for the maintenance of said 25 foot easement reserved by the Grantor.

This easement shall terminate upon the non-use of the leasehold estate by the Bank as a drive-in banking facility or on the expiration date of the leasehold estate, whichever occurs first.

TOGETHER WITH a non-exclusive easement for ingress and egress over, across and upon a strip of land designated as "EASEMENT B" on plat entitled "Property of Ernest J. Howard and Charles E. Howard", dated May, 1984, prepared by Dalton & Neves Co., Inc., Engineers.

The easement herein given and granted shall run with the land and shall inure to the benefit of all parties herein, their respective heirs, successors and assigns, forever.

This easement shall terminate in the event the leasehold estate is not used for a drive-in banking facility or said easement shall terminate on the expiration date of the leasehold estate, whichever occurs first.

The Grantee herein shall be responsible for the maintenance of the 10 foot easement for ingress and egress across the leasehold estate granted by the Grantor to the Grantee and designated as "EASEMENT B" on the above referenced plat

CONTINUED ON NEXT PAGE

CEH DHH RWS

VOL 1213 PAGE 591

And the said granting corporation does hereby bind itself and its successors to warrant and forever defend all and singular the said premises unto the grantee(s) hereinabove named, Ernest J. Howard and Charles E. Howard, their heirs and assigns, against itself and its successors, and against every person whomsoever lawfully claiming or to claim the same or any part thereof.

In witness whereof the said granting corporation has caused its corporate seal to be hereunto affixed and these presents to be subscribed by its duly authorized officers, on this the 29th day of May in the year of our Lord one thousand, nine hundred and eighty-four and in the two hundred and eighth year of the Sovereignty and Independence of the United States of America.

Signed, sealed and delivered in the presence of:

Martha L. Perry

Dale D. Sharpton

SOUTHERN BANK AND TRUST COMPANY (L.S.)

By H. J. Almers, Jr. Title: President

and John M. Balentine, Jr. Title: Senior Vice Pres.

State of South Carolina,

County of GREENVILLE

PERSONALLY appeared before me Martha L. Perry and made oath that s he saw H. J. Almers, Jr. as President and John M. Balentine, Jr. as Senior Vice Pres. of SOUTHERN BANK AND TRUST COMPANY corporation chartered under the laws of the State of South Carolina sign, seal with its corporate seal and as the act and deed of said corporation deliver the within written deed, and that he, with Dale D. Sharpton, witnessed the execution thereof.

Martha L. Perry

SWORN to before me this 29th day of May A. D., 19 84

Dale D. Sharpton (L. S.)
Notary Public for South Carolina
My Commission expires: 12/5/89

State of South Carolina

County of

ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me, this day of ,

19 , by

as , and ,

as , of ,

a corporation, on behalf of the corporation.

Notary Public for South Carolina
My commission expires:

Recorded this day of 19 , at M., No.

(CONTINUED ON NEXT PAGE)

HAYNSWORTH, PERRY, BRYANT, MARION & JOHNSTONE, ATTYS.
Howard Law Firm

MAY 29 1984

State of South Carolina,

County of GREENVILLE 37484 X

SOUTHERN BANK AND TRUST COMPANY

TO

ERNEST J. HOWARD AND CHARLES E. HOWARD P.O. Box 10383 Greenville S.C. 29603

TITLE TO REAL ESTATE

Filed this 29th day of May A. D., 19 84 and recorded in Vol. 1213 Page 588 at 3:03 P/M

Fee, $

Register of Mesne Conveyance for

Greenville County, S. C.

RECORDED MAY 29 1984 at 3:03 P/M

37484

SOUTH CAROLINA COUNTY DOCUMENTARY TAX 660.00

STATE OF SOUTH CAROLINA SOUTH CAROLINA TAX COMMISSION DOCUMENTARY STAMP TAX 900.00

STATE OF SOUTH CAROLINA SOUTH CAROLINA TAX COMMISSION DOCUMENTARY STAMP TAX 300.00

1213 PAGE 592

HAYNSWORTH, PERRY, BRYANT, MARION & JOHNSTONE
Attorneys at Law
Greenville, S. C.

Lots, E. North St., Also easements, grantor reserves easement